Exhibit 10.2

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES ACT (COLLECTIVELY, “SECURITIES LAWS”). THE UNITS MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED, AND THE HOLDER OF UNITS MAY NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THE UNITS, EXCEPT IN COMPLIANCE WITH THIS AGREEMENT AND UNLESS THE UNITS (i) ARE REGISTERED UNDER THE SECURITIES LAWS OR (ii) ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND, IN THE SOLE DISCRETION OF THE COMPANY, THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE TRANSFER OF THE UNITS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO THE CONDITIONS SPECIFIED IN THIS AGREEMENT AMONG THE MEMBERS AND THE COMPANY.

Bloom INVO LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of Bloom INVO LLC (the “Company”), a Delaware limited liability company, is made as of June 28, 2021, by and among the Company and the Members listed on the signature page hereto. Company and Members may be referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, INVO Centers, LLC (“INVO”), a Delaware limited liability company, is an Affiliate of INVO Bioscience, Inc., a Nevada corporation (“INVO Bioscience”), a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility, using a patented medical device (the “INVOcell”) and a revolutionary in vivo method of vaginal incubation (the “INVO Procedure”) that offer patients a more natural and intimate experience. The INVOcell, the INVO Procedure and related treatments using artificial reproductive technologies pioneered or created by INVO are collectively referred to as the “INVO Technologies”; and

WHEREAS, Bloom Fertility, LLC, a Georgia limited liability company (“Provider”), whose sole member is Dr. Sue Ellen Carpenter, a Georgia-licensed physician (“Dr. Carpenter”), is a medical practice in the State of Georgia that employs and/or contracts with physicians who, by education, training and experience, are qualified to provide fertility and reproductive medical services; and

WHEREAS, Provider and INVO desire to establish a joint venture, the Company, for purposes of commercializing the INVO Technologies by establishing a fertility center that will offer the INVO Technologies, along with related procedures (the “INVO Clinic”);

AGREEMENT

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINED TERMS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall the meanings set forth in Exhibit A attached hereto.

Article 2

FORMATION AND ORGANIZATION

2.1 Formation and Name. The Company was formed on March 10, 2021 when the Certificate of Formation was filed with the Delaware Secretary of State. The name of the Company is Bloom INVO LLC. All Company business shall be conducted in the name of Bloom INVO LLC or such other names that comply with Applicable Law as the Board of Managers (as defined in Section 7.2 hereof) of the Company (the “Board”) may select from time to time.

2.2 Principal Place of Business. The principal office of the Company shall be such place as determined by the Board.

2.3 Term. The term of the Company commenced with the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue until the Company is dissolved and all of its assets are liquidated in accordance with the provisions of this Agreement.

2.4 No State Law Partnership. The Members intend that the Company (a) shall be taxed as a partnership for all applicable federal and, to the extent applicable, state and local income tax purposes, and (b) shall not be a partnership or joint venture for any other purpose, and that no Member shall, by virtue of this Agreement, be a partner or joint venturer of any other Member.

2.5 Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein solely due to her, his or its capacity as a Member.

Article 3

PURPOSE AND POWERS OF THE COMPANY

3.1 Purpose. The Company is formed for the purpose of engaging in any lawful activity for which a limited liability company may be organized in Delaware.

3.2 Powers of the Company. Subject to the provisions of this Agreement and unless otherwise directed by the Board, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3.1.

Article 4

UNITS, MEMBER CONTRIBUTIONS, NATURE OF UnITS AND ESTABLISHMENT OF CAPITAL ACCOUNTS

4.1 Units. The equity in the Company shall be represented by the “Units.” The Units shall have the rights, preferences and privileges, including voting rights, if any, set forth in this Agreement. None of the Units will be represented by certificates until such time (if any) as the Board determines to issue certificates representing the Units. Unless otherwise set forth in this Agreement, all Units shall have the same rights and privileges.

4.2 Authorized Units; Issuance. There are hereby established and authorized for issuance such number of Units as the Board may from time to time determine. Subject to the terms of Section 4.3(b) below, upon the effectiveness of this Agreement, the Company hereby agrees to issue to Provider, and Provider hereby agrees to receive from the Company the number of Units set forth opposite Provider’s name on Exhibit B attached hereto in exchange for Provider’s services, as outlined herein (the “Provider Requirements”) as consideration; and Company hereby agrees to issue to INVO, and INVO hereby agrees to receive from the Company the number of Units set forth opposite INVO’s name on Exhibit B attached hereto in exchange for INVO’s initial Capital Contribution (the “INVO Contribution”) as consideration.

4.3 Member Contributions; Provider Vesting.

(a) In connection with the execution of this Agreement and in exchange for receipt of their respective Units, the Members shall act as follows:

(i) INVO Contribution. In consideration for 800 Units, INVO commits to contribute up to Eight Hundred Thousand Dollars ($800,000) within the twenty-four (24) month period following execution of this Agreement to support the start-up operations of the Company. INVO will fund the INVO Contribution pursuant to the Company’s reasonable business needs, as mutually agreed to by the Parties in the Business Plan (as defined in Section 7.9 hereof), and, in exchange for such commitment and funding, INVO received 800 Units. The INVO Contribution shall be provided by INVO to the Company in increments of Fifty Thousand Dollars ($50,000).

(ii) Provider Requirements. In consideration for 1,200 Units, Provider commits to contribute physician services to the INVO Clinic, through the efforts of its Physicians, having an anticipated value of up to One Million Two Hundred Thousand Dollars ($1,200,000) over the course of an anticipated twenty-four (24) month vesting period (“Provider Vesting Period”). During the Provider Vesting Period, Provider is anticipated to provide the physician services through its Physicians on a 2.0 full-time equivalent, or “FTE” basis (the “Provider Requirements”). “FTE” means a Physician employed by or under contract with Provider, working a minimum of thirty (30) hours per week. In exchange for its satisfaction of Provider Requirements, Provider received 1,200 Units, subject to the vesting schedule described in Section 4.3(b).

(b) Vesting; Forfeiture. During the Provider Vesting Period, up to 11.538 of Provider’s 1,200 Units (the “Available Weekly Unit Vesting Amount”) shall vest each week in which Provider’s Physicians render least 1.0 FTE of services (or take Permitted Time Off as provided for in the Physician Employment Agreements). The Provider’s vesting of Units in a given week will be measured by multiplying the (x) Available Weekly Unit Vesting Amount by (y) a fractional basis, where the numerator is the actual hours worked by Provider’s Physicians (including Dr. Carpenter) during such week, and the denominator is equal to sixty (60) hours per week (2.0 FTE); provided, however, that as long as Provider’s Physicians (including Dr. Carpenter) render, in the aggregate, at least 4,100 total Physician services hours by the end of the Provider Vesting Period (the “Minimum Provider Commitment”), then any unvested Units at such time will be immediately, fully vested in Provider. Notwithstanding anything to the contrary in this Agreement, in the event that Provider fails to satisfy fully the Minimum Provider Commitment by the end of the Provider Vesting Period necessary to fully vest in all 1,200 Units, then the number of unvested Units as of the final date of the Provider Vesting Period shall immediately be forfeited by Provider. Further, if at any time during the Provider Vesting Period Dr. Carpenter ceases to render at least 1.0 FTE of services (or take Permitted Time Off as provided for in her Physician Employment Agreement), then notwithstanding anything to the contrary in this Agreement, the number of unvested Units as of such date shall immediately be forfeited by Provider.

(c) Additional Contributions. No Member shall be required to make any Capital Contribution to the Company, other than as provided in this Section 4.3. The Members may voluntarily make additional Capital Contributions to the Company upon the request of the Board of Managers. In the event that any Member is unable or unwilling to contribute its share of additional capital requested by the Board of Managers pursuant to this Section 4.3(c), the Members may mutually agree that the Member(s) willing to contribute the additional capital be allowed to contribute the entire required additional capital on any such basis as agreed to by the Members, and in such event, the ratio of ownership between the Members shall stand modified to the extent of the additional Capital Contribution made by the contributing Member and the ownership of the non-contributing Member shall stand diluted accordingly. No disproportionate Capital Contributions or corresponding dilution shall occur absent the mutual written consent of the Members.

4.4 Nature of Units. The Units shall for all purposes be personal property. Except as may otherwise be set forth herein, no Member has any interest in specific Company property, and each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

4.5 Capital Accounts. An individual Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (a) the amount of money contributed by such Member to the Company, (b) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to such Member of Profits (and any items in the nature of income or gain separately allocated to such Member). Each Member’s Capital Account shall be decreased by (x) the amount of money distributed to such Member by the Company, (y) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to such Member of Losses (and any items in the nature of losses or deductions separately allocated to such Member). The Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4). On the transfer of all or a portion of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

4.6 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

4.7 No Withdrawal. No Member shall be entitled to resign from the Company or withdraw all or any portion of such Member’s Contributions or the balance of such Member’s Capital Account, or to receive any distribution from the Company, except as expressly provided herein.

4.8 Loans from Members.

(a) Loan to Company. INVO commits to issuing debt to the Company in an amount up to Six Hundred Thousand Dollars ($600,000) for construction or improvements related to the INVO Clinic (the “Build-Out Loan”) upon terms and conditions mutually agreeable to INVO and Company. Any amount payable to INVO by the Company in connection with the Build-Out Loan will accrue interest at three and one-quarter percent (3.25%) per annum and will be payable with interest no later than five (5) years from the date of the Build-Out Loan. INVO may, in its discretion, secure third party debt in connection with funding the Build-Out Loan; provided, however, in no event shall INVO pledge any part of its Units or assets of the Company as collateral for any third party debt.

(b) Loan to Provider. The Company will provide a loan in one or more tranches to the Provider to support the start-up operations of the Provider, including the salaries of the Physician Employees and any related benefits (the “Provider Loan” and together with the Build-Out Loan, the “Loans”). The amount and timing of the Provider Loan shall be decided upon by the Board and reflected in the Business Plan. The Company shall use a portion of the INVO Contribution to fund the Provider Loan. Any amount payable to the Company by the Provider in connection with the Provider Loan will accrue interest at the applicable federal rate for the month in which a portion of the Provider Loan is made by the Company, and will be payable, with interest, no later than five (5) years from the date the Provider Loan is issued by Company.

(c) Loans by Members. Any loans by Members to the Company shall not be considered Capital Contributions. If any Member advances funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member unless otherwise agreed by the Company and such Member. The amount of any such advances that are not agreed to be additional Capital Contributions shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

4.9 No Right to Redemption. Except as otherwise provided in this Agreement, the Company shall not be obligated to redeem any Units absent the written direction of each Member.

Article 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. Except as otherwise provided in this Article 5, Profits and Losses for each Fiscal Year shall be allocated to the Members as set forth below in this Section 5.1:

(a) Subject to Section 5.1(b) and Section 5.3, and after all Contributions and distributions for each Fiscal Year have been reflected in the Members’ Capital Accounts, Profits or Losses for each Fiscal Year shall be allocated to the Members in amounts that would result, to the greatest extent possible, in Capital Account balances for each Member being equal to the amount required to be distributed pursuant to Section 5.4 to such Member in accordance with the priority and manner provided therein on a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 5.4 upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s remaining assets are sold at their respective Gross Asset Values, without further adjustment and (ii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 5.4 hereof.

(b) Special Allocations.

(i) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(i) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.1(b)(i) were not a term of this Agreement. This Section 5.1(b)(i) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(ii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.1(b) have been tentatively made as if this Section 5.1(b)(ii) and Section 5.1(b)(i) hereof were not in this Agreement.

(iii) Curative Allocations. The allocations set forth in Sections 5.1(a) and 5.1(b)(i) and 5.1(b)(ii) (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(iii). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to this Section 5.1.

(iv) Allocations of Withholding. To the extent the Company receives (or is deemed to receive) an amount of income that is net of any withholding tax, (i) such income shall be allocated among the Members as if the Company received the gross amount of such income before giving effect to the payment of the withholding tax and (ii) any resulting tax credit shall be allocated among the Members in proportion to such Member’s allocated share of income or withholding amount (including income allocated pursuant to Section 704(c) of the Code) to which the credit or withholding amount relates.

5.2 Tax Allocations.

(a) Generally. Except as otherwise provided in this Section 5.2, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 5.1 and Sections 704(b) and (c) of the Code. Allocations pursuant to this Section 5.2 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses, other items or distributions pursuant to any provision of this Agreement.

(b) Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c) Adjustments under Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as, but not necessarily under the same convention(s) or method(s) specifically used by the Company for its allocations made or to be made, under Section 704(c) of the Code and Treasury Regulations thereunder.

(d) Decisions Relating to Section 704(c) of the Code. Any elections or other decisions relating to allocations under this Section 5.2, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Board. The Board is hereby authorized to amend this Agreement as necessary to implement the method selected under Treasury Regulation Section 1.704-3.

(e) Changes in Members’ Interests. If during any Fiscal Year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Board shall allocate Profits or Losses to the Members in the Company in a manner that complies with the provisions of Section 706 of the Code.

(f) Deductible Payments Treated as Distributions. If any amount claimed by the Company to constitute a guaranteed payment as defined in Section 707(c) of the Code or a payment to a Member not acting in its capacity as a member under Section 707(a) of the Code is treated for Federal income tax purposes as a distribution made to a Member in its capacity as a member of the Company, then the following provisions shall apply:

(i) The Capital Account of the Member who is deemed to have received such distribution shall be reduced to reflect the distribution.

(ii) The Member who is deemed to have received such distribution shall be allocated an amount of Company gross income equal to such payment.

(g) For purposes of Section 5.1, Profits and Losses shall be determined after making the allocation required by this Section 5.2.

5.3 Allocations of Cash for Funding of Company Operating Expenses and Reserves, and Payment of Build-Out Loan. Prior to the making of any distributions pursuant to Section 5.4, the cash of the Company shall be (including collections and cash reserves in excess of amounts determined as necessary by the Board) shall be allocated to, in the following priority:

(a) first, to fund the operating expenses of the Company, including the satisfaction of any repayment obligations due and owing under any loans to the Company (including the Build-Out Loan, subject to the limitations set forth herein) and/or any expenses relating to the financing of the Company;

(b) then, to fund the operating and capital reserves of the Company, as determined by the Board; and then, fifty percent (50%) of any remaining amount to any unpaid amount of the Build-Out Loan (including both interest and principal, when payable under the terms of the Build-Out Loan).

5.4 Operating Distributions. Subject to the provisions of Section 5.7 and Applicable Law, if there is any cash of the Company remaining following the allocations of available cash outlined in Section 5.3, then the Company may distribute such remaining available cash to Provider and INVO in the following order of priority:

(a) first, to INVO until the Hurdle Amount has been reduced to $0;

(b) second, to Provider until the amounts distributed to Provider under this subsection (b) equal 150% of the amounts distributed to INVO under Section 5.4(a); and

(c) thereafter to the Members on a Per Unit Pro Rata Basis.

5.5 Fees and Expenses. For the avoidance of doubt, if any fees are paid, or expenses are paid or reimbursed, to a Member or its Affiliates, such amounts shall not be considered distributions for any purpose under Section 5.4 or otherwise hereunder except as required by Applicable Law.

5.6 Dissolution Expenses and Liquidating Distributions. In the event of the dissolution and liquidation of the Company, the assets of the Company shall be disbursed in the following order of priority:

(a) first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(b) second, to establish such reserves as reasonably deemed by the Board as necessary for any contingent or unforeseen liabilities or obligations of the Company;

(c) third, to make payment of the Build-Out Loan, until the Build-Out Loan (including both interest and principal, when payable under the terms of the Build-Out Loan) have been repaid in full;

(d) fourth, to repay any Capital Contributions of INVO not previously repaid to INVO under Section 5.4(a);

(e) fifth, to Provider until the amount distributed to Provider under this subsection (e) equals 150% of the amount distributed to INVO under Section 5.6(d); and

(f) thereafter, to the Members on a Per Unit Pro Rata Basis.

5.7 Tax Distributions. On or before April 15th of each Fiscal Year, the Company shall distribute to each Person who was a Member during the immediately preceding Fiscal Year of the Company an amount of cash (the “Tax Distribution Limitation Amount”) equal to forty-seven percent (47%) (such rate to be subject to one or more equitable adjustments by the Board to reflect the highest combined marginal federal and state income tax rates, taking into account deductibility of state taxes against federal income, then applicable to an individual residing or a corporation conducting all of its activities in Georgia, whichever is higher, but taking into account any reduced rates of taxation for particular items of Company income and gain that are generally applicable to Members) of (a) the total amount of cumulative taxable income and gain allocated to such Member for federal income tax purposes in the Company income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, over (b) the total cumulative amount of losses and deductions allocated to such Member for federal income tax purposes in the Company’s income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, reduced by any prior distributions pursuant to this Section 5.7 with respect to such Fiscal Year and prior Fiscal Years; provided that income attributable to a distribution under Section 5.4 that is treated as a payment under Sections 707(a) or 707(c) of the Code shall be treated as an allocation of taxable income of the Company to the recipient of such distribution. Notwithstanding the foregoing, no distribution shall be made or required under this Section 5.7 with respect to any Fiscal Year to any Member in excess of the Tax Distribution Limitation Amount. In the discretion of the Board, distributions under this Section 5.7 may be made on an estimated basis each quarter; if such estimated distributions exceed the actual amount required on April 15th, such Member receiving excess distributions shall be given a credit balance, and such excess shall be deducted from such Member’s next distribution(s) under this Section 5.7 (until fully repaid). No distribution under this Section 5.7 shall be made if the making of such distribution would constitute a violation of the Act or any other Applicable Law or order of any court of competent jurisdiction or any contract or agreement by which the Company is bound. Furthermore, no distributions shall be made under this Section 5.7 after the dissolution of the Company or in connection with its winding up and liquidation. Distributions made under this Section 5.7 shall be credited to each Member as if such Member had received such distribution in accordance with Section 4, and so shall be treated as advances against, and reduce by a corresponding amount, future distributions to such Member under such section. For the avoidance of doubt, and notwithstanding any provisions in this Agreement to the contrary, the Members acknowledge and agree that Provider shall be entitled to receive distributions under this Section 5.7 without regard to the Hurdle Amount.

5.8 Withholding. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company (pursuant to the Code or any provision of Federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s status as a Member hereunder. All amounts withheld pursuant to the Code or any provision of tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the Member or Members subject to such withholding obligation in accordance with this Agreement and, accordingly, shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer.

Article 6

Obligations of the MEmbers

6.1 Obligations of the Members. Each Member covenants and agrees to perform the obligations set forth under each such Member’s name on Exhibit C attached hereto.

6.2 Force Majeure. No party shall be deemed to be in default under this Agreement or be held liable or responsible for any delay or failure to fulfill any obligation hereunder, so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of the occurrence of a Force Majeure; provided, however, that the occurrence of a Force Majeure shall not excuse such party from its obligations but merely suspend the performance of the obligations under this Agreement; and provided, further, that a party claiming the benefit of a Force Majeure, shall, as soon as reasonably practicable after the occurrence of any such event, provide written notice to the other parties of the nature and extent of any such Force Majeure; and use commercially reasonable efforts to resume performance under this Agreement as soon as reasonably practicable.

Article 7

MANAGEMENT OF COMPANY

7.1 Management by the Board. Except for situations in which the approval of one or more Members is expressly required by this Agreement or by non-waivable provisions of Applicable Law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board. Except as expressly set forth in Sections 7.3 and 7.4, the Board may make all decisions and take all actions for the Company by majority vote.

7.2 Initial Board . The initial Board shall consist of five (5) managers (each, a “Manager”), of which two (2) Managers shall be appointed by INVO (the “INVO Managers”) and three (3) Managers shall be appointed by Provider (the “Provider Managers”). Any future increase in the number of Managers on the Board shall be subject to the above ratio. The following persons shall serve as the first Board of the Company:

(a) Andrea Goren, as an INVO Manager;

(b) Chris Myer, as an INVO Manager;

(c) Sue Ellen Carpenter, M.D., as a Provider Manager;

(d) Daniel Carpenter, as a Provider Manager; and

(e) Richard Carpenter, as a Provider Manager.

7.3 Actions Requiring Unanimous Member Approval. Notwithstanding anything to the contrary herein or in that certain Joint Venture Agreement of the Company (the “JV Agreement”), for so long as the Members own any Units in the Company, neither the Board nor the Company, directly or indirectly, shall take any of the following actions without the affirmative vote of all of the Members to:

(a) effect any merger, consolidation, recapitalization or reorganization involving the Company;

(b) make any disposition of all or substantially all of the assets of the Company;

(c) effect any Company Change of Control, except as otherwise permitted in Article 8 hereof;

(d) effect a Liquidation;

(e) effect any amendment or modification to or change in this Agreement, the Certificate of Formation of the Company, the JV Agreement or other similar governing documents of the Company, or the authorization or creation of any Units (except those issued hereunder);

(f) issue any new Units or any other equity securities of the Company, or enter into or issue any instrument, agreement or item convertible into Units or any other equity securities of the Company, to any other Person;

(g) issue or authorize any options to purchase equity securities of the Company containing acceleration of vesting provisions (other than upon a Company Change of Control);

(h) issue additional Units or any other equity securities of the Company, or enter into or issue any instrument, agreement or item convertible into Units or any other equity securities of the Company, to a Party, except as otherwise authorized by this Agreement;

(i) require, request or receive additional Capital Contributions for the benefit of the Company;

(j) take any action the result of which is the redemption or repurchase of any Units or any other class or series of equity of the Company;

(k) change the authorized size of, or powers of, the Board;

(l) effect any acquisition by the Company of any interest in another Person (whether by purchase of stock, assets or otherwise) in an amount greater than One Hundred Thousand Dollars ($100,000) dollars;

(m) other than in the Ordinary Course of Business, except as related cause the Company to incur any indebtedness;

(n) cause the Company to incur any aggregate indebtedness in excess of One Hundred Thousand Dollars ($100,000) dollars whether or not in the Ordinary Course of Business;

(o) change the tax status of the Company or make any tax election;

(p) create any new Subsidiary;

(q) enter into, approve or consent to any settlement of litigation or consent decree that could or would impose any financial liability or obligation on a Party, or could or would impose on the Company and/or any Party any operational restriction or limitation of any nature (including, but not limited to, reporting, monitoring, changes in operations or imposition of any compliance or corrective action plan); and

(r) enter into any binding agreement to take any of the foregoing actions.

7.4 Actions Requiring Super-Majority Approval. Notwithstanding anything to the contrary herein or in the JV Agreement, for so long as the Members own any Units in the Company, the Company, directly or indirectly, shall not take any of the following actions without the affirmative vote of at least eighty percent (80%) of the Managers, including at least one (1) INVO Manager (“Super-Majority Approval”):

(a) make any amendments to, or any other changes to, the Business Plan (as defined in Section 7.9);

(b) borrowing other than normal credit in the Ordinary Course of Business;

(c) grant any liens, on any property of the Company, outside the Ordinary Course of Business;

(d) make any loans, guarantees or indemnification to Managers or third parties, other than as authorized by this Agreement;

(e) enter into or amend any related party agreement with a Member or Manager or their family or Affiliates, other than on customary commercial terms negotiated at arms’ length;

(f) expand the business of the Company beyond the State of Georgia or effect any change in, addition to, supplementation or modification of the business of the Company;

(g) make any capital expenditure or distribution of assets which exceed $100,000 individually or in the aggregate in a fiscal year, unless approved in the Business Plan;

(h) enter into any agreements outside of Company’s normal course of business which provide for payments or assumption of liabilities in excess of $100,000 unless specifically approved in the Business Plan

(i) hire or terminate any key executive of the Company;

(j) sell, assign, license, pledge or encumber the Company’s material technology or material, other than set forth in the Intellectual Property Agreements;

(k) enter into contracts or agreements for employment with any Person that include a liquidated damages provision or other severance arrangement; or

(l) make any material amendments to the Company’s internal policies.

7.5 Vacancies. In the event of any vacancies in the Board due to resignation, incapacity, disqualification or death of a director, the Member who had originally appointed such Manager shall have the sole authority to appoint a replacement Manager.

7.6 No Fixed Term. Subject to Applicable Law, the Managers shall not be subject to any fixed term, rotation or retirement, unless the Members desire to remove and replace their appointed Managers.

7.7 No Remuneration. The Managers shall not be remunerated for their appointment as Managers or for attending meetings of the Board. The Company may, however, reimburse Managers the reasonable costs incurred for attending Board meetings, subject to any limitations prescribed under Applicable Law.

7.8 No Liability for Appointment of Recommended Manager. No Member, nor any Affiliate of any Member, shall have any liability as a result of appointing an individual as a Manager or any act or omission by such individual in her or his capacity as a Manager.

7.9 Business Plan. Within sixty (60) days from the date hereof, the Members shall use best efforts to work with the Board in preparing a detailed business plan for the Company (the “Business Plan”). The Business Plan shall set out the objectives and projections for the Company for the next five (5) years. The Business Plan shall include, but not be limited to cash flow projections, operating budgets, sales forecast, business development, marketing and strategy plans, and start-up funding needs of the Company.

7.10 Meetings; Voting. The Board shall meet at least once every calendar quarter. Quorum for all Board meetings shall be three (3) Managers; provided, however, that no quorum shall be present, and no meeting of the Board shall be considered to be validly held until and unless at least one (1) INVO Manager and one (1) Provider Manager are present. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. All Board meetings shall be chaired by a Manager appointed by the Board. All decisions of the Board shall be taken by majority vote, subject to the following. The Managers present at the meeting, in the aggregate, will have a vote equal to the ownership percentage of the Member (and such Members’ permitted transferees) who appointed such Manager as of the date of the vote (divided equally among such Managers present at the meeting). Subject to the relevant provisions of the Act, any action permitted or required to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

7.11 Officers. In addition to the Board, the Members shall mutually agree and appoint the following officers (who may or may not be Managers) for the day-to-day administration and operations of the Company on such terms and conditions as may be mutually agreed; provided however that such officers shall always be subordinate to the Board and shall function under the overall supervision of the Board:

(a) a Chief Executive Officer;

(b) a Chief Financial Officer; and

(c) such other officers as may be required or considered necessary by the Members.

7.12 Books and Records; Retaining Auditors and Accountants. The Board and the Members shall ensure that the Company (i) maintains proper and transparent books of accounts as required by Applicable Law that accurately reflect the true financial position of the Company and (ii) works with INVO to ensure that Company financial statements properly meet INVO’s public company reporting requirements and timelines. The Company shall provide the Members with quarterly financial statements prepared in accordance with U.S. generally accepted accounting principles. Upon written request and provided that the Ordinary Course of Business of the company would not be unreasonably disrupted, the Board and the Members shall have access to inspect the books of account of the Company from time to time and receive periodic business and financial reports of the Company.

7.13 Compliance with Law. The Members shall ensure that the Company (i) remains in full compliance with all Applicable Laws at all times (including all data protection, data privacy and data storage laws), (ii) carries on its business to the highest medical and ethical standards as per Applicable Law and (iii) for these purposes obtains all necessary and required registrations, licenses or permits to conduct its business.

7.14 Duties of the Managers and the Members; Limitation of Liability; Certain Restrictive Covenants.

(a) Notwithstanding any other provision of this Agreement, except as expressly provided pursuant to Section 7.14(b) through Section 7.14(d), this Agreement is not intended to, and does not, create or impose on the Managers or the Members any fiduciary duty, to the Company or any other Member, in each case, other than the duty to act in good faith and exercise commercially reasonable judgment, in complying with contractual obligations applicable in this Agreement in accordance with Section 18-1101(e) of the Act. Each Member hereby covenants not to assert, to the maximum extent permitted by law, any and all rights and claims (or to collect against any such claims asserted by others) that it, she or he may otherwise have against any Manager or any other Member, as applicable, as a result of any claims of breach of fiduciary duties. The provisions of this Agreement, to the extent that they expressly restrict or modify the duties (fiduciary or otherwise) and liabilities of a Manager or a Member otherwise existing at law or in equity, are agreed by the Company and the Members to modify such other duties (fiduciary or otherwise) and liabilities of such Members and the Managers.

(b) Each Member and each Manager agrees that, for so long as such Person holds any interest (directly or indirectly) in the Company (the “Restricted Period”), such Person shall not, and shall cause its direct and indirect equity holders (excluding any of INVO Bioscience’s public shareholders), partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly or indirectly, engage in any activity which is competitive with the business, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, agent or consultant, or in any other capacity), any Person in Georgia (the “Restricted Area”) other than the Company, including any such Person involving, or which is, a family member of such Member or Manager, whose business, activities, products or services are competitive with the Company’s business, during the Restricted Period (any such Person or business, a “Competitor”). Notwithstanding the foregoing, no Member or Manager shall be prohibited by this Section 7.14(b) from making a passive investment in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise. Nothing in this Section 7.14(b) is intended to, nor will it restrict, Provider’s ability to exercise its rights under Article 8.

(c) Each Member (on behalf of itself and its Affiliates) and each Manager agrees that, during the applicable Restricted Period, such Person shall not, and shall cause its direct and indirect equity holders, partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly or indirectly, solicit, contact, or attempt to solicit or contact, the Company’s current or prospective customers and suppliers with whom such Member or Manager interacted, or from or about whom such Member or Manager received Confidential Information (the “Customers and Suppliers”), for the purpose of offering or accepting goods or services in the Restricted Area that are competitive with those offered by the Company, on behalf of any Person other than the Company or any of its Subsidiaries, or otherwise adversely and intentionally interfere with the relationship between the LLC or any of its Subsidiaries and any of their Customers and Suppliers.

(d) Each Member and each Manager acknowledges that the purpose of the restrictions contained in this Section 7.14 are to protect the Company’s legitimate business interests, relationships between the Company and its or their respective clients and customers, Confidential Information, workforce stability, and business goodwill; in view of the nature of the Company’s business, these restrictions are reasonable and necessary to protect these Company interests and in light of the Confidential Information provided or to be provided to such Member and the Managers and the additional consideration provided under this Agreement; and any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach by any Member or any Manager of any provision of this 7.14, the Company shall, in addition to any other legal remedies available, be entitled to a temporary restraining order and injunctive relief restraining such applicable Member or Manager from the commission of any such breach, and, if successful, to recover the Company’s reasonable attorneys’ fees, costs, and expenses related to the breach. The existence of any claim or cause of action by any Member, any Manager or any of their respective Affiliates against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 7.14 or to injunctive relief.

7.15 Tax Matters. The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company and shall use all commercially reasonably efforts to furnish to each Member a Schedule K-1 within ninety (90) days of, or, if later, as soon as reasonably practicable following, the close of the Company’s taxable year. The Company shall make any elections the Board may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Company all pertinent information in the Member’s possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

Article 8

Transfer Restrictions; RIGHT OF FIRST REFUSAL; Put Option; Drag-Along AND TAG-ALONG RightS

8.1 Restriction on Transfer. Except as otherwise specifically provided herein, no Member holding Units shall sell, exchange, transfer (by gift or otherwise), assign, distribute, pledge, create a security interest, lien or trust with respect to, or otherwise dispose of such Units owned by such Member or any interest in or option on or based on the value of such Units (any of the foregoing being referred to as a “Transfer”) without the prior written consent of each other Member. Any attempted Transfer not permitted by and in compliance with this Article 8 shall be null and void, and the Company shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, nor record any such event on its books or treat any such transferee as the owner of such Units for any purpose, and the Member attempting such Transfer shall have breached this Agreement for which the Company and shall have all remedies available for breach of contract. The admission of a substitute Member shall not result in the release of the Member who assigned the Unit from any liability that such Member may have to the Company. Any Transfer permitted by this Agreement shall be termed a “Permitted Transfer” and the transferee of any Permitted Transfer shall be termed a “Permitted Transferee.”

8.2 Effective Date and Requirements of Transfer.

(i) Any valid Transfer of a Member’s Units, or part thereof, pursuant to the provisions of this Agreement, shall be effective as of the close of business on the day in which such Transfer occurs (including fulfillment of all conditions and requirements with respect thereto). The Company shall, from the effective date of such Transfer, thereafter make all further distributions, on account of the Units (or part thereof) so assigned to the Permitted Transferee of such interest, or part thereof.

(ii) Every Transfer permitted hereunder shall be subject to the following requirements (in addition to any other requirements contained in this Agreement):

A. If not already a Member, the transferee shall execute a counterpart to this Agreement thereby agreeing to be bound by all the terms and conditions of this Agreement;

B. The transferee shall establish that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of Applicable Law, including without limitation, federal or state securities laws, and that the proposed Transfer would not cause or require (A) the Company to be an investment company as defined in the Investment Company Act of 1940, as amended or (B) the registration of the Company’s securities under federal securities laws; and

C. The transferee shall establish to the satisfaction of the Board that the proposed Transfer would not adversely affect the classification of the Company as a partnership for federal or state tax purposes or otherwise have a substantial adverse effect with respect to federal income taxes payable by the Company.

(iii) If any Member who proposes to Transfer any Units (or if such Member is a disregarded entity for U.S. federal income tax purposes, the Member’s owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such transferor and transferee shall jointly provide to the Company written proof reasonably satisfactory to the Board that any applicable withholding tax that may be imposed on such transfer (including pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.

8.3 Duty of Provider. For any transaction contemplated by this Article 8, for at least one hundred eighty days (180) days following the Members’ consent to a Permitted Transfer, delivery of a Transfer Notice, the date the Put Notice is received by INVO, or the election of commencement of a Sale of the Company pursuant to the terms hereof, Provider shall ensure that Dr. Carpenter uses commercially reasonable efforts to perform any services reasonably requested by INVO that are necessary or appropriate to transition the provision of clinical management and operations for the INVO Clinic, and to provide and/or assist with the provision of any training reasonably required to any other licensed providers designated by INVO. Any failure to comply with the terms of this Section 8.3 will constitute a material breach of this Agreement.

8.4 Put Rights.

(i) Provider Put Option

A. If (1) at any time during the period commencing on the second (2nd) anniversary of the Effective Date and ending on the sixth (6th) anniversary of the Effective Date (the “Initial Exercise Period”), the Company’s revenues deviate from those projected in the Business Plan for a given calendar year by more than fifty percent (50%), or (2) at any time following the sixth (6th) anniversary of the Effective Date (the “Extended Exercise Period” and, together with the Initial Exercise Period, the “Exercise Period”), Provider shall have an irrevocable option (the “Put Option”), exercisable in whole but not in part, to sell all but not less than all, of the Provider Units to INVO for the Purchase Price (as defined in Section 8.4(iii)) and on the terms set forth in this Section 8.4 (the “Put Transaction”). Provider shall only be permitted to exercise its Put Option one time during the Initial Exercise Period, and shall be permitted to exercise the Put Option only once in any subsequent three (3) year period during the Extended Exercise Period.

B. During the Exercise Period, Provider may exercise the Put Option by delivering an irrevocable written notice to INVO (the “Put Notice”), stating that (A) Provider is exercising the Put Option and (B) when the purchase and sale of the Provider Units is anticipated to occur in accordance herewith, such date being subject to adjustment as agreed to in writing by Provider and INVO.

C. In the event Provider exercises the Put Option, and in consideration of the sale by Provider to INVO of the Provider Units to INVO, INVO shall pay to Provider an aggregate cash purchase price for the Provider Units equal to the Purchase Price.

D. Notwithstanding anything to the contrary contained herein, so long as in compliance with Applicable Law, INVO shall have the right during the Exercise Period, in its sole discretion, to assign all or any portion of its rights and obligations with respect to the Put Option to any third-party designee or designees. Notwithstanding the foregoing, INVO shall remain liable for the failure by a third-party designee to consummate the Put Transaction and to pay its portion of the Purchase Price. Any reference to INVO pertaining to a Put Transaction in this Section 8.4 (other than any reference to INVO’s guarantee of its assignees’ performances with respect thereto) shall be deemed to refer to INVO (if it holds an unassigned interest in the Call Option) and its assignees of any portion of its rights and obligations with respect to the Put Option under this Section 8.4, acting jointly.

(ii) Put Option Procedures.

A. The closing of a Put Transaction (the “Closing”) shall take place on a mutually agreed date upon the electronic exchange of PDF signature pages promptly after the Purchase Price is finally determined in accordance with this Section 8.4, but in any event not later than the later of (i) thirty (30) days following such final determination and (ii) one hundred and twenty (120) days from delivery of the Put Notice or Call Notice, as the case may be (which period may be extended upon the written consent of INVO and Provider.)

B. At the Closing, (A) Provider, INVO and any assignees of INVO shall execute and deliver a customary secondary purchase agreement for the sale and purchase of the Provider Units (the “Purchase Agreement”), together with all other agreements and documents required to be delivered at such Closing pursuant to the Purchase Agreement, (B) Provider shall sell and transfer to INVO and/or any assignees all of its respective right, title and interest in and to all of the Provider Units, and INVO and/or any assignees shall purchase all of such Provider Units, free and clear of any liens or encumbrances (other than those provided for or permitted in this Agreement or arising under Applicable Law or under any indebtedness agreement of the Company), at an aggregate cash purchase price equal to the Purchase Price, (C) Provider shall deliver to INVO and/or any assignees the certificates (if any) representing all of the Provider Units accompanied by duly executed transfer powers, and (D) INVO and/or any assignees shall deliver all amounts owed to Provider at the Closing by wire transfer of immediately available funds to an account designated in writing by Provider, as determined pursuant to this Section 8.4 and the Purchase Agreement.

C. Notwithstanding anything to the contrary set forth in this Agreement, unless otherwise waived in writing, the obligations of INVO and Provider to consummate the Put Transaction shall be subject to and conditioned upon (A) the receipt of all material, required approvals from, and the delivery of all material, required notices to, any Governmental Authority, and (B) the receipt of all material, required approvals from, and the delivery of all material, required notices to, any Person with respect to whom the Company has a contractual obligation receive approval or deliver notice in connection with the consummation of such transaction. INVO and Provider shall use commercially reasonable efforts (and shall cause the Company to use its commercially reasonable efforts) to promptly obtain and provide any such approvals and provide any required notices, as promptly as reasonably practicable after exercise of the Put Option.

(iii) Determination of Purchase Price.

A. Upon receipt of the Put Notice, INVO and Provider jointly will engage an independent third party experienced in the provision of fair market valuations (the “Independent Valuator”) to determine the fair market value of the Provider Units to be sold subject to the Put Transaction (the “Purchase Agreement”), or, if they cannot so mutually agree, they shall each promptly (and in any event within five (5) days) select an Independent Valuator, and the two Independent Valuators so selected shall select the Independent Valuator to perform the valuations; provided, however, that if one party fails to so select such firm, then the firm selected by the other party shall be the Independent Valuator). INVO and Provider shall jointly retain and instruct the Independent Valuator to prepare and deliver a written report to INVO and Provider promptly, but in any event within twenty (20) days, setting forth the Independent Valuator’s calculation of the fair market value of the Provider Units as of the date the Put Notice is given, and the resulting amount of the Purchase Price. INVO and Provider shall, and shall cause their respective representatives to, cooperate with the Independent Valuator. The Independent Valuator’s determinations shall be based solely on the submissions by INVO and Provider (and not by independent review of the financial information and operations of the Company), this Agreement, and the applicable defined terms set forth in this Agreement. The Independent Valuator’s determination of such amount will be final, conclusive and binding upon all parties hereto and not subject to review by a court or other tribunal but upon which a judgment may be entered into by a court of competent jurisdiction.

B. The costs, expenses and fees of the Independent Valuator shall be allocated to and borne by the Company.

C. The foregoing procedures in this Section 8.4(iii) shall be used for all purposes relating to the determination and payment of the Purchase Price pursuant to this Agreement and the Purchase Agreement.

(iv) Failure to Consummate a Put Transaction.

In the event that the Put Option is exercised by Provider and, other than as a result of Provider’s actions or inactions, the Put Transaction is not consummated within the time period for the applicable Closing in accordance with Section 8.4(ii)A (a “Put Non-Sale Event”), then Provider shall have the right, but not the obligation, to (1) sell its Units to a third party transferee in exchange for a purchase price no less than the fair market value of its Units, as determined by an Independent Valuator pursuant to the procedure set forth in Section 8.4(iii) but without further approval or consent of INVO, or (2) commence a Sale of the Company pursuant to Section 8.5. If Provider elects to transfer its units to a third party transferee, then Provider must deliver a notice of the proposed transfer (“Transfer Notice”) to Company and INVO not later than forty-five (45) days prior to the consummation of such proposed transaction, which will include a description of its material terms and conditions (including price and form of consideration) and the identity of the Proposed Transferee. Such transfer must be completed within ninety (90) days of delivery of the Transfer Notice.

(v) Termination; Surviving Obligations. The rights and obligations of INVO and Provider under this Section 8.4 shall automatically terminate upon the consummation of the Closing or a Change of Control.

8.5 Sale of the Company; Drag-Along and Tag-Along Rights.

(i) Definitions. A “Sale of the Company” means a transaction or series of related transactions in which a Person, or a group of related Persons, that is or are not Affiliates of the Company, acquires from the Members an amount of Units representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Unit Sale”).

(ii) Actions to be Taken. In the event that Provider is permitted to engage in a Sale of the Company pursuant to Section 8.4(iii) hereof, each Member hereby agrees:

A. if such transaction requires Member approval, with respect to all Units that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of, and adopt, such Sale of the Company (together with any related amendment to this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

B. if such transaction is a Unit Sale, to sell the same proportion of Units beneficially held by INVO as are being sold by Provider to the Person to whom it proposes to sell its Units, and, except as permitted in Section 8.5(iii) on the same terms and conditions as Provider;

C. to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Provider in order to carry out the terms and provisions of this Section 8.5(ii), including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, Governmental Authority filing, and any other similar or related documents necessary to consummate such Sale of the Company;

D. not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such party or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

E. to refrain from exercising any dissenters’ rights or rights of appraisal under Applicable Law at any time with respect to such Sale of the Company; and

F. if the consideration to be paid in exchange for the Units pursuant to this Section 8.5 includes any securities and due receipt thereof by any Member would require under Applicable Law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units.

(iii) Exceptions. Notwithstanding the foregoing, a Member will not be required to comply with the terms of Section 8.5(ii) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

A. any representations and warranties to be made by such Member in connection with the Proposed Sale are limited to reasonable and customary representations and warranties for a company of similar size and type of business, including those related to (x) the Member’s related to authority, ownership and the ability to convey title to such Units, including but not limited to representations and warranties that (A) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Member in connection with the Proposed Sale have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement or Applicable Law, and (y) the Company’s provision of management services to Provider;

B. the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than for the inaccuracy of any representation or warranty made by the Company in connection with the Proposed Sale (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

C. the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company), and is pro rata in proportion to the amount of consideration paid to such Member in connection with such Proposed Sale (in accordance with the provisions of this Agreement related to the allocation of the escrow);

D. the liability for indemnification shall be limited to such Member’s pro rata share (determined based on the respective proceeds payable to each Member in connection with such Proposed Sale in accordance with the provisions of this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration actually paid to such Member in connection with such Proposed Sale, except with respect to claims of fraud by such Member, the liability for which need not be limited as to such Member;

E. upon the consummation of the Proposed Sale: (A) except as provided in Section 8.5(ii)F, each holder of each class or series of Units will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series of Units; and (B) the aggregate consideration receivable by all holders of Units shall be allocated among the Members in accordance with this Agreement as if such consideration were distributed to the Members pursuant thereto; and

F. except as provided in Section 8.5(ii)F, subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any Units are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Units will be given the same option.

Article 9

LIABILITY; Tax Matters Partner

9.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

9.2 Tax Matters Partner. The Board shall designate a Member to act as “Partnership Representative” of the Company for purposes of the Partnership Audit Rules shall have the power and authority, subject to the review and control of the Board, to manage and control, on behalf of the Company, any administrative proceeding involving the Company with the Internal Revenue Service or other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. Each Member expressly agrees to consents to such designation and agrees that, upon the reasonable request of the Partnership Representative, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to effect such consent. Notwithstanding anything in this Agreement to the contrary, each Member shall be liable for and, promptly upon demand by the Partnership Representative, pay to the Company such Member’s share of any imputed underpayment, as determined by the Partnership Representative, and any interest and penalties relating thereto imposed on the Company as a result of any partnership adjustment or other proceeding with substantially similar effect under Partnership Audit Rules. The liability and obligation of a Member under this Section 9.2 shall survive any sale, exchange, liquidation, retirement or other disposition of such Member’s interest in the Company.

Article 10

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 No Dissolution. Only the written agreement of each Member or the events set forth in Section 10.2 shall cause the termination of this Agreement or dissolution of the Company. The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement.

10.2 Events Causing Dissolution. This Agreement may be terminated and the Company shall be dissolved at the option of any Member upon occurrence of any of the following (each, an “Event of Default”):

(a) the determination by all of the Members that the Company should be dissolved.

(b) the sale or distribution by the Company of all or substantially all of its assets;

(c) any Member materially defaults in the performance of any of the covenants, terms or conditions of this Agreement or any Ancillary Agreement, and fails to cure such default to the reasonable satisfaction of the other Members (in the case of this Agreement) or any Members or Affiliates of Members that are party to any Ancillary Agreement (in the case of any Ancillary Agreement) within thirty (30) days after receipt of notice in writing from the Company or any other Member of such default;

(d) any Member suffers or permits the appointment of a receiver for its business or assets, or avails itself of or become subject to any bankruptcy or insolvency proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors;

(e) the occurrence and continuation of any Force Majeure for a period of six (6) months; or

(f) the entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy except as required by Applicable Law, insolvency except as required by Applicable Law, death, incompetency, termination, dissolution or distribution with respect to any Member or any Unit will effect a dissolution of the Company.

10.3 Effect of Termination. Upon the termination of this Agreement for any reason:

(a) any Ancillary Agreement or other agreement, license, approval or consent granted to the Company by INVO and/or entered into by the Parties shall automatically be terminated (except for such terms which shall survive the termination of this Agreement or dissolution of the Company pursuant to such agreement);

(b) each Member and the Company shall promptly return to the owner and (if also applicable) erase or destroy all Confidential Information, including all copies, notes, drawings, photocopies, written, audio or photographic records or other records in any form, relating to the Confidential Information in their possession or control; provided that a party may retain Confidential Information solely to the extent required under Applicable Law; and

(c) the Company shall be dissolved in accordance with the Act after all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed as provided in Section 5.6.

10.4 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Contributions, the Members and former Members shall have no recourse against the Company or any other Member with respect to such Contributions.

Article 11

CONFIDENTIALITY

11.1 Company Confidential Information. The Members covenant, warrant and undertake to keep and to cause the Company to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner, any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others. The Members shall cause their Affiliates and each of their Affiliates’ and the Company’s officers, managers, employees, agents, contractors, sub-contractors, consultants, or any persons acting of any of their behalf, to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner any Confidential Information, in whole or in part, directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others.

11.2 Member Confidential Information. Each of the Members undertakes to keep confidential all information (written or oral) concerning the business and affairs of any other Member that it shall have obtained or received as a result of the discussions leading up to or the entering into of this Agreement or in the course of giving effect to this Agreement.

11.3 Exceptions. The obligations for confidentiality set forth above shall not apply if the Confidential Information:

(a) is publicly known or present in the public domain through no fault, failure, wrongful act or negligence of the receiving party, its Affiliates or any of their respective officers, managers, employees, agents, contractors, sub-contractors, consultants, partners, or any persons acting on any of their behalf;

(b) is required to be disclosed pursuant to a valid order or direction of a proper court of competent jurisdiction or a government authority; provided, however, that the receiving party will use its best efforts to minimize the disclosure of such information and prior to disclosing the Confidential Information will notify the owner of the Confidential Information and will consult with and assist the owner of such Confidential Information in obtaining a protective order prior to such disclosure; or

(c) is required to be disclosed to a Member’s professional advisors (including a Member’s lawyers, auditors, accountants and consultants); provided such advisor is bound in writing by confidentiality obligations no less restrictive than those applicable to a Member, as set forth herein.

11.4 Irreparable Harm; Equitable Relief; Survival. The receiving party of any Confidential Information acknowledges and agrees that its failure to comply with any of the provisions of this Article 11 may cause irrevocable harm to the disclosing Member and that a remedy at law may not be an adequate remedy and that the disclosing Member may, in its sole discretion, obtain from a court having proper jurisdiction an injunction, restraining order, specific performance or other equitable relief to enforce such provision. The disclosing Member’s right to obtain such equitable relief will be in addition to any other remedy that it may have under Applicable Law including, but not limited to, monetary damages. The provisions of this Article 11 and obligations of any receiving party shall survive the termination of this Agreement and dissolution of the Company.

Article 12

Intellectual Property

12.1 Duties of the Company and the Members.

(a) The Company and Provider shall promptly and fully notify INVO of any actual, threatened or suspected infringement of Intellectual Property which comes to such party’s notice, and of any claim by any third party coming to such party’s notice that the use of the INVO Technologies contemplated hereunder infringes any rights of any other person, and INVO shall at the request of the Company, do all things as may be reasonably required to assist the Company in undertaking or resisting any proceedings in relation to any such infringement or claim.

(b) The Company and Provider shall take all such steps as INVO may reasonably request to assist INVO in maintaining the validity and enforceability of the Intellectual Property during the term of this Agreement.

12.2 No Rights in Intellectual Property. Nothing in this Agreement shall give Provider or the Company any rights in respect of any Intellectual Property (whether registered or not) used by the Company in relation to the INVO Technologies or of the goodwill associated therewith, and each of Provider and the Company hereby acknowledge that, except as expressly provided in this Agreement, Provider and the Company shall not acquire any rights in respect thereof and that all such rights and goodwill are and shall remain vested in INVO as the case may be.

12.3 Use of Intellectual Property by Provider.

(a) Provider shall not, and shall cause each of its Affiliates to not, register any Intellectual Property, including trademarks or trade names so resembling the trademarks or trade names of INVO or so as to be likely to cause confusion or deception during the duration of this Agreement and thereafter.

(b) Provider shall not, and shall cause each of its Affiliates to not, authorize any third party to do any act which would or might invalidate or be inconsistent with the Intellectual Property and shall not omit or authorize any third party to omit to do any act, which by its omission would have that effect or character.

(c) Provider shall not, and shall cause each of its Affiliates to not, during the term of this Agreement and for the five (5) year period thereafter (whether as shareholder or as reseller, dealer, marketing affiliate, distributor, partner, consultant of any entity or pursuant to any other similar relationship with any other entity), be engaged in the business of providing or reselling any goods using or resembling any of the Intellectual Property related to INVO Technologies or any part thereof; provided, however, that each Physician Employee shall be free to provide fertility treatment independently from the INVO Clinic and the Provider subject to and upon her or his Physician Employment Agreement either (i) expiring or (ii) being terminated without cause by the Company.

12.4 Use of Trademarks by the Company. All representations of INVO’s trademarks which the Company intends to use shall first be submitted to INVO for approval (which shall not be unreasonably withheld). In addition, the Company shall not alter or remove any of INVO’s trademarks affixed to any brochure or other material supplied by INVO and shall comply with all other guidelines communicated by INVO concerning the use of INVO’s trademarks.

Article 13

DISPUTE RESOLUTION

13.1 Dispute Resolution. Each of (i) disputes between the Members as to the appropriate construction, enforcement and interpretation of the provisions of the Agreement and (ii) any Board Deadlock shall be resolved in accordance with this Section 13.1. Notwithstanding the foregoing, a deadlock among the Members shall not, in and of itself, constitute a dispute subject to resolution under this Section 13.1, unless the deadlock stems from a dispute regarding the interpretation of the terms or conditions of this Agreement.

(a) If the dispute resolution process is invoked, representatives of each of INVO and Provider will meet informally within seven (7) days after receipt of notice from the Member invoking the dispute resolution process, or, in the case of a Board Deadlock, any Manager, to discuss the areas of disagreement and to negotiate in good faith regarding possible solutions.

(b) If the informal discussions do not result in a resolution of the dispute then, INVO and Provider will name a neutral mediator. If such parties are unable to agree on a single mediator within fourteen (14) days after receipt of notice invoking the dispute resolution process, the mediator will be selected in accordance with the alternative dispute resolution process established by the American Health Lawyers Association. The mediator will have no authority to impose a resolution, but will work with the disputants to reach a mutually acceptable solution. All parties involved in the dispute will give the mediator their full cooperation and will participate in good faith in all sessions convened by the mediator. The costs of engaging such mediator shall be borne by the Company, or, if the Company has insufficient assets, equally by the Members.

(c) Any dispute under that is not resolved by the informal meeting or mediation procedures set forth above shall be submitted to binding arbitration in accordance with the procedures outlined in Section 13.2 below.

13.2 Arbitration. In the event a dispute is to be submitted to binding arbitration pursuant to Section 13.1(c), the below procedures shall govern:

(a) INVO shall appoint one (1) arbitrator, Provider shall appoint one (1) arbitrator, and the selected arbitrators shall jointly appoint a third arbitrator (the “Independent Arbitrator”). The arbitrator appointed by a Member may be a Person who has provided services (other than as an employee) to such Member. To the extent the arbitrators have any procedural issues in conducting the arbitration, they shall defer to and rely upon the American Health Lawyers Dispute Resolution Process.

(b) The arbitrators shall meet and the Members shall use commercially reasonable efforts to cause the arbitrators to provide a written resolution of the disputed matter within thirty (30) days of their appointment in which at least two (2) of the arbitrators concur or to notify the parties that no such concurrence has been reached. Such thirty (30) day period may be extended by agreement of the disputing Members. The resolution of the arbitrators shall be binding upon the Members and the Board of Managers, absent manifest error, and if no such resolution can be reached, each such party shall be entitled to pursue all remedies available to it at law or in equity with respect to the dispute.

(c) The Members may agree in writing to conduct the arbitration exclusively by the Independent Arbitrator.

(d) At all times during the arbitration process, the Members agree to use reasonable efforts to continue to operate the Company in the Ordinary Course of Business.

(e) All costs and reasonable legal fees shall be awarded to the prevailing party in any arbitration or legal proceeding related to this Agreement.

(f) The Members shall keep the arbitration proceedings and terms of any arbitration award confidential, except as may be necessary to enforce the award.

Article 14

MISCELLANEOUS

14.1 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

14.2 Submission to Jurisdiction; Waiver. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the state or federal courts of the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

14.3 Exclusivity. The Company agrees that it will operate the INVO Clinic as a dedicated INVO Technologies fertility clinic, and that INVO shall be the exclusive supplier of such INVO Technologies (including any subsequent new product generations).

14.4 Fees and Expenses. Each party hereto shall bear its own legal and other fees and expenses in connection with the purchase of Units and the preparation and entering into of this Agreement and the Ancillary Agreements.

14.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

14.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 14.6), generally recognized receipted overnight courier (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, to the addresses set forth on Exhibit B for any Member. Any change in such addresses shall be promptly communicated in writing by each party hereto to each other party hereto.

14.7 Severability. If any part, term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected, if such part, term or provision is severable from the rest of this Agreement, without altering the essence of this Agreement. If such part, term or provision is not so severable, then the parties hereto shall negotiate in good faith in order to agree to the terms of a mutually satisfactory replacement provision, achieving as nearly as possible the same commercial effect of the provision so found to be invalid, illegal or unenforceable.

14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

14.10 Amendments. Except as otherwise specified herein, this Agreement may be amended or and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the holders of a majority of the outstanding Units

14.11 Acknowledgments and Representations. Each Member hereby acknowledges and makes such representations and warranties related to Company securities as are set forth on Exhibit D attached hereto.

[Signature page follows.]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been duly executed and delivered by the parties as of the date first written above.

COMPANY:
Bloom INVO LLC

By:	/s/ Sue Ellen Carpenter
Name:	Sue Ellen Carpenter, M.D.
Title:	Chief Executive Officer

MEMBERS:

INVO Centers, LLC

By:	INVO Bioscience, Inc.
Its:	Managing Member

By:	/s/ Steven Shum
Name:	Steven Shum
Its:	Chief Executive Officer

INVO Centers, LLC 5582 Broadcast Court Sarasota, Florida 342240 Attention: Steven Shum Email: legal@invobio.com

Bloom Fertility, LLC

By:	/s/ Sue Ellen Carpenter
Name:	Sue Ellen Carpenter, M.D.
Title:	Managing Member

Bloom Fertility, LLC 987 Canton Street, Bldg. 14 Roswell, GA, 30075 Phone: 678-597-9933 Fax: 678-726-8183 Attention: Sue Ellen Carpenter, M.D. Email: sekcarpenter@mindspring.com

Exhibit A

Definitions

“Act” means the Delaware Limited Liability Company Act, as amended.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Period, the amount by which the balance in such Capital Account is less than $0.00, after giving effect to the following adjustments:

(a) Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i); and

(b) Each Member’s Capital Account shall be decreased by the amount of any of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person and shall include without limitation any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management with, such Person. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Ancillary Agreements” means the Joint Venture Agreement and each of the attached agreements and transactions contemplated thereby.

“Applicable Law” means and include all applicable statutes, enactments or acts of any legislative body or government authority of which the Company is subject to, including all laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions and orders of such legislative bodies of government authorities, and any amendments, modifications or enactments thereof.

“Available Weekly Unit Vesting Amount” shall have the meaning set forth in Section 4.3(b).

“Board Deadlock” means the Board is unable, after commercially reasonable efforts in good faith and at least two (2) duly held meetings of the Board, to approve or disapprove any proposed action requiring approval of the Board under this Agreement that, as a result of the deadlock with respect to such proposed action, has had or could reasonably be expected to have a material and adverse effect on the (i) the achievement of the purposes of the Company, (ii) financial performance of the Company, (iii) operations of the Company, or (iv) quality of services rendered by the Company.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.5.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Article 4.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital securities, including all classes of common, preferred, voting and nonvoting capital securities, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Certificate of Formation” means the Certificate of Formation of the Company as originally filed with the Delaware Secretary of State on March 10, 2020, and as amended from time to time.

“Change of Control” shall mean (i) a merger or consolidation with a Person or Persons that are not directly or indirectly Affiliates of the Company and in which the Company is a constituent party, except any such merger or consolidation in which the equity ownership interests of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity ownership of the surviving or resulting entity (or the ultimate parent entity of such surviving or resulting entity), or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company to Persons that are not directly or indirectly Affiliates of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means, without limitation, this Agreement, the Ancillary Agreements, Intellectual Property, any proprietary information, software programs, plans, processes, policies, drawings, specifications, system and user documentation, correspondences, prototypes, trade secrets, know how, design, invention, techniques, business methods, personal or sensitive data of employees, agents, consultants, officers, directors, managers, customers or prospective customers or any other person which might reasonably be presumed to be confidential in nature, financial information, technical information, sales and marketing plans or other business plans; whether recorded, written, stored or transmitted in any form or medium by one disclosing party to a receiving party.

“Covered Person” means (a) each Member and each officer, partner, director, stockholder, member, partner, representative or agent of such Member, (b) the Tax Matters Partner, (c) any officer or employee of the Company, (d) any agent of the Company that the Board has elected, in its discretion, to designate as a Covered Person, or (e) each Person who is or was serving at the request of the Company as a director, manager, officer, member, partner, trustee, employee or other agent of another Person, including of any Subsidiary of the Company.

“Fiscal Period” means a calendar year or any portion thereof for which the Company is required to make allocations or distributions pursuant to Article 5.

“Fiscal Year” means a calendar year.

“Force Majeure” means the occurrence of any event (a) not within the reasonable control of a party, (b) which could not have been reasonably avoided by the party and (c) which materially interferes with the ability of a party to perform its obligations under this Agreement, including without limitation, any natural calamities, acts of God, war, pandemic, civil unrest, labor shortages or disputes, terrorist events or changes in Applicable Law.

“FTE” shall have the meaning set forth in Section 4.3(a)(ii).

“Governmental Authority” means any foreign or domestic, federal, state or local governmental, regulatory or administrative entity, authority, commission, department, body, unit, tribunal, court or agency, including any political subdivision thereof.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g) other than a constructive termination of the Company pursuant to Section 708(b)(1)(B) of the Code; provided, however, that adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Board reasonably determines such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Member receiving such distribution and the Board.

“Hurdle Amount” means, with respect to the Provider, initially the amount which is equal to the amount that would be received by all Members if, immediately after the Units are issued to the Provider Member, the Company sold all of its assets for cash equal to their fair market value, paid all of its liabilities (limited in the case of a nonrecourse liability to the fair market value of Company assets securing such liability) and liquidated, with the Company distributing any remaining cash to the Members in accordance with Section 5.6. The Hurdle Amount with respect to the Provider shall be reduced (but not below zero) by the amount of any distributions to INVO and increased by any additional Capital Contributions made by INVO, in each case, after the issuance of Units to the Provider. The Hurdle Amount is intended to cause the Provider’s Units to qualify as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and shall be interpreted and applied consistently therewith. The Hurdle Amount with respect to each Provider Unit may be adjusted by the Board to the extent the Board determine in good faith such adjustment is necessary for such Provider Units to constitute a “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 or to reflect or preserve the relative economic interests of the parties as intended hereunder.

“Intellectual Property” means, without limitation, registered and unregistered trademarks, registered and unregistered service marks, trade names, business names, trade dress, get-ups, logos, patents, registered and unregistered design rights, copyrights, database rights, domain names and URLs, and all other similar rights in any part of the world (including in know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations in and to the INVO Technologies, of INVO Bioscience and INVO.

“Intellectual Property Agreements” means those certain (i) Intellectual Property License Agreement, dated as of the Effective Date, between Bloom INVO LLC, a Delaware limited liability company and INVO Bioscience, Inc., (ii) Intellectual Property License Agreement, dated as of the Effective Date, between Bloom Fertility, LLC, a Georgia limited liability company and Bloom INVO LLC, a Delaware limited liability company, and (iii) Intellectual Property License Agreement, dated as of the Effective Date, between INVO Bioscience, Inc., a Nevada corporation, and Bio X Cell, Inc., a Massachusetts corporation and Bloom INVO LLC, a Delaware limited liability company.

“INVO Contribution” shall have the meaning set forth in Section 4.2.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution, liquidation or winding up in connection with a reincorporation of the Company in another jurisdiction.

“Member” means each of the Persons who executes a counterpart of this Agreement as a Member, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Minimum Provider Commitment” shall have the meaning set forth in Section 4.3(b).

“Ordinary Course of Business” means (a) actions taken in the Ordinary Course of Business of a Person consistent with past custom and practice (including with respect to quantity, quality and frequency) of such Person; (b) actions taken that are similar in nature to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the industry in which the relevant Person and its Subsidiaries do business; or (c) actions taken that are consistent with such Person’s and/or operating plan which are approved by the Board.

“Partnership Audit Rules” means the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, published administrative interpretations thereof, and similar state and local laws).

“Per Unit Pro Rata Basis” means, in reference to Units, divided among the Units equally on a per Unit pro rata basis. For purposes of this definition, references to Units shall include both vested and unvested Units.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, governmental body or agency or other legal entity or organization.

“Physician Employees” shall have the meaning set forth in the JV Agreement.

“Physician Owners” means those physicians who have an equity interest in Provider.

“Physician Employment Agreements” shall have the meaning set forth in the JV Agreement.

“Profits” and “Losses” means, for each Fiscal Period, an amount equal to the Company’s taxable income or loss for such Fiscal Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the Company’s taxable income or loss, there shall be taken into account depreciation as computed on the Company’s books and records for accounting purposes;

(e) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items that are specially allocated pursuant to Section 5.1(b) shall not be taken into account in computing Profits and Losses.

“Provider Requirements” shall have the meaning set forth in Section 4.2.

“Provider Vesting Period” shall have the meaning set forth in Section 4.3(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Subsidiary(ies)” means any Person the majority of the Capital Securities of which, directly, or indirectly through or one or more Persons, (a) such Person has the right to acquire or (b) is owned or controlled by such Person. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Capital Securities, by contract or otherwise).

“Treasury Regulation” means and refers to a provision of the temporary or final regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Units” means, collectively the class of Membership Rights created hereunder.

“Vested Units” shall have the meaning set forth in Section 4.3.

Exhibit B

Members

Name of Member	Number of Units	Capital Contribution
Bloom Fertility, LLC 987 Canton Street, Bldg. 14 Roswell, GA, 30075 Attention: Sue Ellen Carpenter, M.D. Email: sekcarpenter@mindspring.com	1,200 Units, subject to vesting.	Provider Services equivalent to or greater than the Minimum Provider Commitment for the Provider Vesting Period, consistent with Section 4.3(b).

INVO Centers, LLC 5582 Broadcast Court Sarasota, FL 34240 Email: legal@invobio.com	800 Units, subject to vesting.	Up to $800,000, as mutually agreed to by the Parties in the Business Plan to be contributed in increments of Fifty Thousand Dollars ($50,000), consistent with Section 4.3(b).

Exhibit C

Member Obligations

The obligations below shall take effect following the execution of, and pursuant to the terms and conditions of, the Joint Venture Agreement and any applicable Ancillary Agreement, and shall be subject to the terms and provisions of this Agreement and the direction of the Board and the Members (provided such direction is in accordance with Applicable Law).

Provider:

1. Provide clinical practice expertise and oversight to the INVO Clinic.

2. Perform all recruitment functions of the Provider and collaborate with INVO on Company recruitment functions.

3. Manage the INVO Clinic’s day-to-day medical practice and patient support operations.

4. Collaborate with INVO on the INVO Clinic’s buildout and launch, on establishing standard operating procedures, on managing marketing, compliance and accreditation tasks, and on providing and/or procuring all necessary training.

INVO:

1. Provide access to, and be the exclusive supplier to the Company of, the INVO Technologies, including subsequent new product generations, in accordance with that certain Distribution Agreement, dated November 12, 2018, by and among Ferring International Center S.A., INVO Bioscience and Bio X Cell, Inc., as amended.

2. Provide necessary product documentation for product registrations of the Company.

3. Collaborate with Provider on Company recruitment functions.

4. Manage the INVO Clinic’s day-to-day laboratory operations.

5. Collaborate with Provider on the INVO Clinic’s buildout and launch, on establishing standard operating procedures, on managing marketing, compliance and accreditation tasks, and on providing and/or procuring all necessary training.

Exhibit D

Member Acknowledgements, Representations and Warranties Related to Company Securities

1. Investment Intent. Such Member is (i) an “accredited investor” as defined in Regulation D of the Securities Act, and (ii) acquiring the Units to be purchased or otherwise acquired by such Member pursuant to Article 4 for investment only and not with a view to the distribution thereof. Such Member hereby agrees that it, she or he will not transfer the Units in a manner that will violate Securities Laws.

2. Investment Risk. Such Member represents that it, she or he is in a financial position to hold the Units for an indefinite period of time and able to bear the economic risk and withstand a complete loss of its, her or his investment in the Units.

3. Authorization. The execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary or appropriate action.

4. Enforceability. The execution and delivery by such Member of this Agreement will result in legally binding obligations of such Member enforceable against such Member in accordance with the respective terms and provisions hereof and thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

5. Exemption. Such Member understands that the Units are not registered under any Securities Law on the grounds that the Company intends the sale and the issuance of securities hereunder to be exempt from registration under the Securities Act pursuant to Regulation D thereof or other exemptions available thereunder, and that the Company’s reliance on such exemption is predicated on the Members’ representations set forth herein.

6. Experience. Such Member is experienced in evaluating and investing in companies such as the Company, or is familiar with the risks associated with the business and operations of the Company, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment.

7. Restrictions on Resale. Such Member understands that the Units may not be sold, transferred or otherwise disposed of without registration under applicable Securities Laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Units or an available exemption from registration under the applicable Securities Laws, the Units must be held indefinitely. Such Member understands that any certificates representing the Units may bear a restrictive legend to this effect.

8. No Legal Actions. No legal action or suit against such Member, or to which such Member is a party, is pending or, to the knowledge of such Member, threatened, which seeks to delay or prevent the consummation of any of the transactions contemplated by this Agreement.

9. Separate Counsel. Each Member has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that neither the Company nor any of its Affiliates has provided such Member with any advice regarding the tax, economic or other impacts to such Member of the arrangements contemplated hereby.

10. No Conflicts. Such Member is not party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction, decree, award or other requirement of any governmental entity that would prevent the execution or delivery of this Agreement. The execution and delivery by such Member of this Agreement does not, and the performance of this Agreement will not, (A) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any material contract, instrument or other agreement to which such Member is a party (either with the Company or with another Person) or to which such Member may be bound or subject, (B) violate any fiduciary or confidential relationship or (C) conflict with or violate the provisions of any Applicable Laws or any order of any governmental entity. No Party shall enter into any agreements or arrangements of any kind with any Person with respect to any Units or other equity securities of the Company that would prohibit such Party from complying with the applicable provisions of this Agreement (whether or not such agreements or arrangements are with other Parties or with Persons that are not a party to this Agreement).